FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-260277-02

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) <ddeutscheb33@bloomberg.net>
Sent: Monday, February 6, 2023 12:55 PM
Subject: FIVE 2023-V1 **INITIAL PRICE TALK** PUBLIC

FIVE 2023-V1 **INITIAL PRICE TALK** PUBLIC

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (M/F/K)	SIZE (MM)	C/E	WAL	IPT	TGT $PX*
A-1	AAA/AAA/AAA	7.356	30.000%	2.49	PREPLACED
A-2**	AAA/AAA/AAA	125.000	30.000%	4.72	PREPLACED
A-3**	AAA/AAA/AAA	376.700	30.000%	4.86	P+140a	103
A-M	NR/AAA/AAA	79.994	19.000%	4.94	P+195a	103
B	NR/AA-/AA-	40.906	13.375%	4.94	P+235a	103
C	NR/A-/A-	27.271	9.625%	4.94	P+375a	WAC

* ESTIMATE BASED ON CURRENT RATES - SUBJECT TO CHANGE

** SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-2	0.000 - 200.000	NA - 4.77
A-3	301.700 - 501.700	4.86 - 4.83

DEUTSCHE BANK TRADING DESK CONTACTS:
RYAN HORVATH	212-250-5149
AFTON ENGLAND	212-250-5149
DAN PENN	212-250-5149

BARCLAYS DESK CONTACTS:
DAVID KUNG	212-528-7970
PETER TAYLOR	212-526-1528
BRIAN WIELE	212-412-5780
SEAN FOLEY	212-412-5780
MELANIE MOTSCHWILLER-RAZ	212-412-5780

BMO CAPITAL MARKETS CONTACTS:
PAUL VANDERSLICE	203-451-4151
DAVID SCHELL	201-723-4872
ALEX SMITH-CONSTANTINE	201-637-9725

CITIGROUP SYNDICATE DESK CONTACTS:
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

GOLDMAN SACHS SYNDICATE DESK CONTACTS:
SCOTT WALTER	212-357-8910
LISA SCHEXNAYDER	212-902-2330
MONIQUE HARMON	212-357-9012

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s).

This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT

APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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